OHR PHARMACEUTICAL, INC. 8-K

Exhibit 3.2(a)

Amendment to By-Laws of Ohr Pharmaceutical, Inc.

Dated June 3, 2013

Article II, Section 2.2 of the Corporation’s By-Laws shall be amended in its entirety, effective upon filing of the Certificate of Amendment (amending Article SEVENTH to provide for a staggered board), to read as follows:

“Section 2.2.  Election; Term of Office; Resignation; Removal; Vacancies.

(a)           The Directors shall be appointed initially by the incorporator.  All members of the Board of Directors shall be classified, with respect to the time for which they each hold office, into three classes, as nearly equal in number as possible, as determined by the incorporator or incorporators.  One class shall originally be elected for an initial one year term expiring at the annual meeting of stockholders to be held in 2014, another class shall be originally elected for an initial two year term expiring at the annual meeting of stockholders to be held in 2015, and another class shall be originally elected for an initial three year term expiring at the annual meeting of stockholders to be held in 2016, with each member of each class to hold office until a successor is elected and qualified or until his earlier resignation or removal.  Thereafter, at each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a three year term until their successors are elected and qualified or until their earlier resignation or removal.  If the annual meeting for the election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon thereafter as convenient.  At each meeting of the stockholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a plurality of the votes validly cast in such election.

(b)           Any director may resign at any time upon written notice to the corporation.  Except as the General Corporation Law of the State of Delaware (the “General Corporation Law”) may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, shall be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining directors.  In the event of a newly created directorship, any director elected in accordance with the preceding clause shall hold office for the remainder of the full term of the class of directors having the longest remaining term at the time of the election and until such director’s successor shall have been elected and qualified.  In the event of a vacancy, any director elected in accordance with the preceding clause shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)           Except as otherwise provided in or fixed by or pursuant to the Corporation’s Certificate of Incorporation, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally.  However, such stockholders may nominate one or more persons for election as director or directors at a stockholders’ meeting only if written notice of intent to make such nomination or nominations has been given either by personal delivery or by mail to the Secretary of the Corporation not less than 90 days before the meeting of stockholders at which such election is held.  Each such notice shall state (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (iv) the consent of each nominee to serve as a director of the corporation if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure;”